EXHIBIT 10.1

August 13, 2012

Ronald K. Park
1509 Altura Way
Belmont, CA 94002

Re:          Confidential Separation and Release Agreement

Dear Ron:

On behalf of the Company, I would like to express my appreciation for leading the technology transformation of our business.  As we discussed on August 9, 2012, your position as Chief Technology Officer is being eliminated. This letter sets forth the substance of the separation and release agreement (the “Agreement”) which Scientific Learning Corporation (“Scientific Learning”) is offering to you to aid in your employment transition.  You will only receive the benefits described in Paragraphs 3, 4, 5 and 6 below if you sign and return this Agreement to Scientific Learning within the time set forth in Paragraph 12 below.

1.           Separation.  As we have discussed, your position as Chief Technical Officer is being eliminated and your last day of employment with Scientific Learning will be August 15, 2012 (the “Separation Date”).

2.           Accrued Salary and Paid Time Off.  On the Separation Date, Scientific Learning will pay you all accrued salary, and all accrued and unused Paid Time Off earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

3.           Severance Payments.  Scientific Learning will pay you, as severance, six (6) months of your base wages in effect as of the Separation Date subject to standard payroll deductions and withholdings (“Severance Payments”).  The Severance Payments will be made on the Company’s ordinary payroll dates, commencing with the first payroll date after the Effective Date of this Agreement as defined in Paragraph 12, below. Notwithstanding the foregoing, if Scientific Learning should receive debt or equity funding after the date of the Agreement resulting in Scientific Learning’s receipt of net cash in an amount in excess of $1,000,000, then all severance payments still owing under this Section 3 shall become immediately due and payable to you.

4.           Benefits and Insurance.  All Scientific Learning benefits and insurance cease as of the Separation Date except for health care benefits (medical, dental and vision coverage) which are in effect until the last day of the month in which your employment ends.  After this date and to the extent permitted by the federal and state COBRA law and the insurance policies and rules applicable to Scientific Learning, you will be eligible to continue your health care benefits and, later, to convert to an individual policy.  You will be provided with a COBRA notice setting forth your rights and responsibilities with regard to COBRA coverage within two weeks of the termination of your coverage.  This notice will be sent to you from COBRA Management Services on behalf of Scientific Learning.  If you choose to sign this Agreement, and if you actively elect COBRA coverage through COBRA Management Services, Scientific Learning will pay the COBRA premiums (for medical, dental and vision) for you and your eligible dependents, for the months of September 2012 through February 2013 or until you have medical benefits available to you through another employer.

5.           Product Access.  You have requested, and I have approved, that you continue to have access to the Fast ForWord® and Reading Assistant® products, for a maximum of five participants, until August 2015.

6.           Return of Scientific Learning Property.  You agree to return to Scientific Learning all Scientific Learning documents (and all copies thereof) and other Scientific Learning property which you have had in your possession at any time, including, but not limited to, Scientific Learning files, notes, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of Scientific Learning (and all reproductions thereof) within fifteen (15) days after the Separation Date. The exception to this is that you may keep the Company issued MacBook Air laptop computer (serial #C02G93JADJWR), iPad and iPhone. However, you agree to return the MacBook Pro to Robert Keyte, in the desktop support group in Oakland, within five (5) days of the Separation Date, so he may remove all proprietary systems, applications, and information from your MacBook Pro before it is released to you.  Otherwise, by signing this Agreement, you represent that you have made a diligent search for any Scientific Learning property in your possession or control and that you have returned all such materials to Scientific Learning.

7.           No Other Compensation or Benefits.  Other than the Severance Pay, Company paid COBRA premiums, Product Access and hardware specified in Paragraphs 3, 4, 5 and 6, and your accrued salary and paid time-off specified in Paragraph 2, you will receive no other wages, insurances, bonuses, vacation pay, benefits, or other monies or benefits from Scientific Learning at any time, and you agree that you are entitled to no other wages, benefits, insurances, bonuses, vacation pay or other monies of any nature from Scientific Learning.  You will have 90 days from the Separation Date to exercise any vested options.

8.           Proprietary Information Obligations.  After your employment ends, you will refrain from any use or disclosure of Scientific Learning’s proprietary or confidential information or materials. In addition, you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including, without limitation, your obligation not to use or disclose any confidential or proprietary information of Scientific Learning without prior written authorization from a duly authorized representative of Scientific Learning.  A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

9.           Confidentiality.  The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement in confidence to your immediate family, attorney, accountant, tax preparer, and financial advisor and you may also disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

Confidential Separation and Release Agreement
Ronald K. Park
August 13, 2012	Initial:	/s/ RP

10.         Non-Disparagement.  You agree not to disparage Scientific Learning or Scientific Learning’s directors, employees, and members, in any manner likely to be harmful to them or their business, business reputations or personal reputations, including by posting statements or images that are likely to be harmful to their business reputations or personal reputations on Facebook, Twitter, or any other social media site.

11.         Release.  To the fullest extent permitted by law, you hereby generally and completely release Scientific Learning, and its respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, ERISA plans, current and former trustees and administrators of ERISA plans, affiliates, and assigns (“Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with Scientific Learning or the termination of that employment; (2) all disputed claims related to your compensation or benefits from Scientific Learning or the Released Parties, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Scientific Learning or the Released Parties; (3) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 and 1991 (as amended) and the California Fair Employment and Housing Act (“FEHA”), as amended (each of which may include claims for age, race, color, ancestry, national origin, disability, medical condition, marital status, sexual orientation, gender, gender identity, gender expression, religious creed, pregnancy, sex discrimination and harassment); the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); the Employee Retirement Income and Securities Act (“ERISA”); the Family and Medical Leave Act ("FMLA"); the California Family Rights Act ("CFRA"); the federal Americans with Disabilities Act of 1990 ("ADA"); the federal Equal Pay Act, of 1963, as amended; California Business and Professions Code 17200; any and all protections pursuant to California’s Labor Code, laws, statutes or orders or the Fair Labor Standards Act (“FLSA”), any wage and hour law (including any claim for waiting-time penalties); privacy rights; whistleblower protections; and constitutional protections.  This release does not include claims that cannot be released as a matter of law, including, but not limited to, any claims for unemployment insurance with the State of California, any insured claims against Scientific Learning’s workers’ compensation insurance carrier, and your right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Scientific Learning (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against Scientific Learning; your release of claims herein bars you from recovering such monetary relief from Scientific Learning).

Confidential Separation and Release Agreement
Ronald K. Park
August 13, 2012	Initial:	/s/ RP

12.         ADEA WAIVER. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA.  You also acknowledge that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled.  You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have forty-five (45) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed by you (“Effective Date”).

13.         Acknowledgement of Release.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  You acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against Scientific Learning, its affiliates, and the entities and persons released herein.

14.         Your Assistance in Dismissing Administrative Claims.  You acknowledge and warrant that there are no claims or actions currently filed or pending relating to the subject matter of the Agreement.  You hereby request all administrative agencies having jurisdiction over employment and labor law matters and courts to honor your release of claims under this Agreement.  Should Scientific Learning ever request you to execute any administrative dismissal forms, you shall immediately execute the form and return it to Scientific Learning.  Should you file any claim or action relating to the subject matter of this Agreement, such filing shall be considered an intentional breach of the Agreement and you will be subject to all damages available under law and equity, including without limitation, the amount of severance paid hereunder.

15.         Certification of No Work-Related Injuries.  You agree, warrant and covenant that you have not experienced or suffered any work-related occupational injuries or diseases (physical, mental or otherwise) arising out of or in the course of your employment with Scientific Learning.  You further certify that you have not failed to report any work-related occupational injuries or diseases arising out of or in the course of your employment with Scientific Learning.

16.         Non-Admission of Liability.  This Agreement shall not be construed to be an admission of any liability to you or to any other person.

Confidential Separation and Release Agreement
Ronald K. Park
August 13, 2012	Initial:	/s/ RP

17.         Voluntary Agreement and Representation of Understanding.  You represent that you have thoroughly read and considered all aspects of this agreement that you understand all its provisions and that you are voluntarily entering into said agreement.  You also represent that you have been advised of your right to consult with an attorney before signing this agreement and that you have consulted with an attorney or voluntarily chosen not to do so.

18.         Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Scientific Learning with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Scientific Learning.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and Scientific Learning, and inure to the benefit of both you and Scientific Learning, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and return to Gina Larue in Human Resources.

Thank you for your contributions to Scientific Learning.  We wish you the best in your future endeavors.

Sincerely,

/s/ Robert C. Bowen

Robert C. Bowen
Chief Executive Officer

Confidential Separation and Release Agreement
Ronald K. Park
August 13, 2012	Initial:	/s/ RP

Agreed And Accepted:

By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice or have voluntarily chosen not to do so, that I understand the terms of the Agreement, and that I voluntarily agree to them.

/s/ Ronald K. Park	August 13, 2012
Ronald K. Park	Date

Exhibit A – Proprietary Information and Inventions Agreement

Confidential Separation and Release Agreement
Ronald K. Park
August 13, 2012	Initial:	/s/ RP